United States

Securities and Exchange Commission

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

The Providence Service Corporation

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE PROVIDENCE SERVICE CORPORATION

5524 East Fourth Street

Tucson, Arizona 85711

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 24, 2007

TO OUR STOCKHOLDERS:

Notice is hereby given that the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of The Providence Service Corporation (the “Company”) will be held at the Hacienda Del Sol Guest Ranch Resort, 5601 N. Hacienda Del Sol Road, Tucson, Arizona 85718, at 9:00 a.m. (local time) on May 24, 2007. The Annual Meeting is being held for the following purposes:

1. To elect two Class 1 directors to each serve for a three year term until the 2010 annual meeting of stockholders and until their respective successors have been duly elected and qualified, as more fully described in the accompanying Proxy Statement;

2. To ratify the appointment of McGladrey & Pullen, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3. To transact such other business as may properly come before the Annual Meeting or any of its adjournments or postponements.

Only stockholders of record of the Company’s common stock, par value $0.001 per share, as shown by the transfer books of the Company, at the close of business on April 4, 2007 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to mark, sign and return the enclosed proxy as promptly as possible in the postage prepaid envelope enclosed for that purpose or by voting via the Internet or by telephone. Instructions on how to vote by the Internet or by telephone are included in the accompanying Proxy Statement

By Order of the Board of Directors

Fletcher Jay McCusker
Chief Executive Officer and
Chairman of the Board of Directors

April 20, 2007

Tucson, Arizona

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE OR VOTE ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE. SEE “VOTING PROCEDURES” IN THE ACCOMPANYING PROXY STATEMENT FOR FURTHER DETAILS. IF YOU DO ATTEND THE MEETING, YOU MAY, IF YOU PREFER, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

THE PROVIDENCE SERVICE CORPORATION

5524 East Fourth Street

Tucson, Arizona 85711

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of The Providence Service Corporation, a Delaware corporation (“Providence”, the “Company”, “we”, “us” or “our”), for use at the 2007 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Hacienda Del Sol Guest Ranch Resort, 5601 N. Hacienda Del Sol Road, Tucson, Arizona 85718, at 9:00 a.m. (local time) on May 24, 2007, and at any of its adjournments or postponements, for the purposes set forth herein and in the attached Notice of Annual Meeting of Stockholders. Accompanying this Proxy Statement is the Board’s proxy for the Annual Meeting, which you may use to indicate your vote on the proposals described in this Proxy Statement. This Proxy Statement and accompanying proxy are first being mailed to Company stockholders on or about April 20, 2007.

Only stockholders of record, as shown on the transfer books of the Company, at the close of business on April 4, 2007 (“Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements of the Annual Meeting. On the Record Date, there were 11,591,546 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), outstanding. The Common Stock is the only outstanding class of capital stock of the Company with voting rights.

Sending in a signed proxy will not affect a stockholder’s right to attend the Annual Meeting and vote in person since the proxy is revocable. All proxies which are properly completed, signed and returned to the Company prior to the Annual Meeting, and which have not been revoked, will, unless otherwise directed by the stockholder, be voted in accordance with the recommendations of the Board set forth in this Proxy Statement. A stockholder may revoke his or her proxy at any time before it is voted either by filing with the Secretary of the Company, at its principal executive offices, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to vote his or her shares in person.

The principal executive offices of the Company are located at 5524 East Fourth Street, Tucson, Arizona 85711, and the telephone number of the Company is (520) 747-6600.

VOTING PROCEDURES

The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. All shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting, no matter how they are voted or whether they abstain from voting, will be counted in determining the presence of a quorum.

A stockholder is entitled to cast one vote for each share held of record on the Record Date on all matters to be considered at the Annual Meeting. The two nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes of shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be elected. Approval of any other proposal will require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes (i.e., when a nominee holding shares of Common Stock cannot vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner) will be included in the number of shares present at the Annual Meeting for the purpose of determining the presence of a quorum. Abstentions and broker non-votes will have no effect on the election of directors. Abstentions, but not broker non-votes, on any other proposal will have the same legal effect as votes against the proposal. Broker non-votes will not count as votes against any proposal at the Annual Meeting. Cumulative voting is not permitted.

Voting by Mail. To vote by mail, please sign and date the enclosed proxy card and return it to the Company as soon as possible in the enclosed envelope. Properly executed proxies that are received in time and not subsequently revoked will be voted as instructed on the proxies. If you vote by Internet or by telephone as described below, you need not also mail a proxy to the Company.

Voting by Internet or Telephone. If you are a registered stockholder (that is, if your stock is registered in your name), you may also vote by Internet or telephone by following the instructions included with your proxy card. The deadline for registered stockholders to vote by the Internet or telephone is 11:59 p.m., Eastern Daylight Time, on May 23, 2007. You are encouraged to vote electronically by Internet or telephone.

Set forth below is a summary of these two voting methods which registered stockholders may utilize to submit their votes.

Vote by Internet www.proxyvote.com. Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you call. You will be prompted to enter your Control Number(s) which is located on your proxy card and then follow the directions given to obtain your records and create a voting instructions form.

Vote by Telephone 1-800-690-6903. Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you call. You will be prompted to enter your Control Number(s) which is located on your proxy card and/or instruction card and then follow the directions given.

If you vote by Internet or telephone, you do not need to return your proxy card. Please note that although there is no charge to you for voting by Internet or telephone, there may be costs associated therewith such as usage charges from Internet access providers and telephone companies. The Company does not cover these costs; they are solely your responsibility.

If your shares are held in “street name” (that is, if your stock is registered in the name of your broker or bank), please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by Internet or telephone.

Voting at the Meeting. You may vote in person at the Annual Meeting. Even if you plan to attend the meeting, you are encouraged to submit a proxy or vote by Internet or telephone to ensure that your vote is received and counted.

Changing or Revoking Your Vote. After voting, you may change your vote one or more times by completing and returning a new proxy to the Company, by voting again by Internet or telephone as described in this Proxy Statement, or by voting in person at the Annual Meeting. Only the last vote timely received by the Company will be counted. You may request a new proxy card from the Company’s Corporate Secretary. You may revoke a proxy before its exercise by filing written notice of revocation with the Company’s Corporate Secretary at 5524 East Fourth Street, Tucson, Arizona 85711 before the Annual Meeting. In addition, if you are permitted to vote by Internet or telephone, as described above, you may change your vote electronically by Internet or telephone by following the procedures used to submit your initial vote. The last vote received chronologically will supersede any prior votes. The deadline for registered stockholders to change their vote by Internet or telephone is 11:59 p.m., Eastern Daylight Time, on May 23, 2007.

Failure to Provide Voting Instructions. If you submit a signed proxy card or vote by Internet or telephone, but do not indicate how you want your shares voted, the persons named in the enclosed proxy will vote your shares of Common Stock:

•	“for” the election of the nominees, Steven I. Geringer and Hunter Hurst, III, as Class 1 directors;

•	“for” ratification of the appointment of McGladrey & Pullen, LLP (“M&P”) as the Company’s independent registered public accounting firm; and

•

with respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote the proxies in their discretion in accordance with their best judgment and in the manner they believe to be in the best interest of the Company.

Solicitation of Proxies. The entire cost of soliciting proxies, include the costs of preparing, assembling and mailing this Proxy Statement, the proxy and any additional soliciting materials furnished to stockholders, will be borne by the Company. In addition to solicitation by mail, officers, directors or employees of the Company may solicit proxies in person or by telephone, facsimile or similar means without additional compensation. Upon request, the Company will pay the reasonable expenses incurred by record holders of the Common Stock who are brokers, dealers, banks or voting trustees, or their nominees, for sending proxy materials and the 2006 Annual Report to Stockholders to the beneficial owners of the shares they hold of record.

The Company is not presently aware of any matters that will be brought before the Annual Meeting, which are not reflected in the attached Notice of the Annual Meeting. If any such matters are brought before the Annual Meeting, the persons named in the enclosed proxy will act or vote in accordance with their best judgment.

VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth certain information, as of the Record Date, with respect to the beneficial ownership of Providence’s Common Stock by each stockholder known by Providence to own beneficially more than five percent of our outstanding Common Stock. Except as otherwise specified, the named beneficial owner has sole voting and investment power with respect to his/her shares.

Name and Address	No. of shares of Common Stock Beneficially Owned (1)	Percent of Voting Power of Common Stock (1)
Wasatch Advisors, Inc.(2) 150 Social Hall Avenue, Salt Lake City, UT 84111	1,352,617	11.7%
Next Century Growth Investors, LLC(3) 5500 Wayzata Blvd., Suite 1275, Minneapolis, MN 55416	939,367	8.1%
Bank of America(4) 100 N. Tryon St., Charlotte, NC 28255	933,241	8.1%
Deutsche Asset Management, Inc.(5) Taunusanlage 12, D-60325 Frankfurt am Main, Federal Republic of Germany	783,125	6.8%
Goldman Sachs Asset Management, L.P.(6) 32 Old Slip, New York, NY 10005	713,392	6.2%
Cardinal Capital Management, LLC(7) One Greenwich Office Park, Greenwich, CT 06831	639,944	5.5%
William Blair & Company, L.L.C.(8) 222 W. Adams, Chicago, IL 60606	636,530	5.5%

*	Less than 1%.

(1)	The securities “beneficially owned” by an individual are determined as of the Record Date in accordance with the definition of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within 60 days after the Record Date. Beneficial ownership may be disclaimed as to certain of the securities.

(2)	Includes 1,352,617 shares of Common Stock indirectly beneficially owned by Wasatch Advisors. This is based on the Schedule 13G/A filed with the SEC on March 12, 2007.

(3)	Includes 939,367 shares of Common Stock indirectly beneficially owned by Century Capital Management, LLC. As a result of their position with and ownership in Next Century Growth Investors, LLC, Thomas L. Press and Donald M. Longlet may be deemed to indirectly beneficially own the 939,367 shares of Common Stock indirectly beneficially owned by Next Century Growth Investors, LLC. The shares are owned by various accounts managed by Next Century Growth Investors, LLC. Those accounts have the right to receive, or the power to direct the receipt of, dividends from, and the proceeds from the sale of, such shares. This is based on the Schedule 13G filed with the SEC on February 14, 2007.

(4)	Includes 933,241 shares of Common Stock indirectly beneficially owned by Bank of America. Includes shares held in separately managed account programs over which unaffiliated managers exercise investment discretion and voting power and over which, in certain instances, Bank of America has concluded that it also could be deemed to have shared investment discretion and voting power. This is based on the Schedule 13G filed with the SEC on February 14, 2007.

(5)	Includes 783,125 shares of Common Stock indirectly beneficially owned by Deutsche Asset Management, Inc. The shares are owned by various accounts managed by Deutsche Asset Management, Inc. Those accounts have the right to receive, or the power to direct the receipt of, dividends from, and the proceeds from the sale of, such shares. This is based on the Schedule 13G filed with the SEC on February 2, 2007.

(6)	Includes 713,392 shares of Common Stock indirectly beneficially owned by Goldman Sachs Asset Management, L.P. The shares are owned by various accounts managed by Goldman Sachs Asset Management, L.P. Those accounts have the right to receive, or the power to direct the receipt of, dividends from, and the proceeds from the sale of, such shares. This is based on the Schedule 13G filed with the SEC on February 6, 2007.

(7)	Includes 639,944 shares of Common Stock indirectly beneficially owned by Cardinal Capital Management, LLC. This is based on the Schedule 13G filed with the SEC on February 8, 2007.

(8)	Includes 636,530 shares of Common Stock indirectly beneficially owned by William Blair & Company, L.L.C. This is based on the Schedule 13G filed with the SEC on January 17, 2007.

Management and Directors Only

The following table sets forth certain information, as of the Record Date, with respect to the beneficial ownership of Providence’s Common Stock by (i) all of Providence’s directors and each nominee for director, (ii) all of Providence’s executive officers named in the “Summary Compensation Table” which follows and (iii) all of Providence’s directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power with respect to his/her shares.

Name	No. of shares of Common Stock Beneficially Owned (1)	Percent of Voting Power of Common Stock (1)
Michael N. Deitch(2)	55,000	*
William Boyd Dover(3)	20,000	*
Fred Furman(4)	76,446	*
Fletcher Jay McCusker(5)	121,843	1.0%
Craig A. Norris(6)	40,000	*
Mary J. Shea(7)	19,665	*
Steven I. Geringer(8)	62,143	*
Hunter Hurst, III(9)	10,000	*
Kristi L. Meints(10)	51,429	*
Richard Singleton(11)	38,574	*
Warren S. Rustand(12)	20,000	*
All directors and executive officers as a group (10 persons)(13)	495,100	4.1%

*	Less than 1%.

(1)	The securities “beneficially owned” by an individual are determined as of the Record Date in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC. Accordingly, they may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within 60 days after the Record Date. Beneficial ownership may be disclaimed as to certain of the securities.

(2)	Represents 55,000 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date.

(3)	Represents 20,000 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date.

(4)	Represents 76,446 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date.

(5)	Includes 70,000 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date. Includes 51,843 shares of Common Stock held by the McCusker Family Trust U/A as to which Mr. McCusker serves as a trustee. Does not include 7,450 shares of Common Stock held by The Fletcher J. McCusker GRAT for the benefit of Mr. McCusker’s son, as to which Mr. McCusker disclaims beneficial ownership.

(6)	Represents 40,000 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date.

(7)	Includes 15,000 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date and 4,665 shares of Common Stock held by the Mary J. Shea Revocable Trust for which Ms. Shea is the sole trustee and sole beneficiary.

(8)	Includes 32,143 shares of Common Stock held by the Geringer Family Trust. Mr. Geringer shares voting and investment power over the securities held by the Geringer Family Trust. Includes 30,000 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date.

(9)	Represents 10,000 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date.

(10)	Represents 51,429 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date.

(11)	Represents 38,574 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date.

(12)	Represents 20,000 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date.

(13)	Includes 406,449 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date, 51,843 shares of Common Stock held by the McCusker Family Trust U/A as to which Mr. McCusker serves as a trustee, 32,143 shares of Common Stock held by the Geringer Family Trust, and 4,665 shares of Common Stock held by the Mary J. Shea Revocable Trust.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board is responsible for the business and affairs of the Company. The Company’s Second Amended and Restated Certificate of Incorporation provides that the number of directors be between five and eleven as determined by the Board. The Board is comprised of six directors and is divided into three classes equal in size, serving staggered three year terms. Each class must be as nearly equal in size as possible. At each annual meeting of stockholders the successors to the directors whose terms will then expire will be elected to serve from the time of their election and qualification until the third annual meeting following their election or until their successors have been duly elected and qualified, or until their earlier death, resignation or removal.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below. If any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies will be voted for such other nominee(s) as shall be designated by the current Board to fill any vacancy. The nominees have consented to being named in the Proxy Statement and to serve if elected. The Company has no reason to believe that any nominee will be unable or unwilling to serve if elected as a director. The Board proposes the election of the following nominees as Class 1 directors: Steven I. Geringer and Hunter Hurst, III.

The director nominees were nominated by the Company’s Nominating and Corporate Governance Committee, which nominations were confirmed by the Board of Directors.

If elected, each nominee is expected to serve until the 2010 annual meeting of stockholders or his successor is duly elected and qualified. The two nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected. Messrs. Geringer and Hurst are presently directors of the Company.

Unless directed otherwise, the persons named in the enclosed proxy intend to vote such proxy for the election of the listed nominees or, in the event of death, disqualification, refusal or inability of any nominee to serve, for the election of such other persons as the Company’s Board may recommend in the place of such nominee to fill the vacancy. Information regarding the two nominees is set forth below.

The Board recommends that the stockholders elect the two nominees named below as directors of the Company for the ensuing term.

The following table sets forth certain information with respect to the current directors and director nominees.

Name	Age	Class	Term Expires
Steven I. Geringer(2)(3)(4)	61	1	2007
Hunter Hurst, III(1)(2)(3)(4)	68	1	2007
Fletcher Jay McCusker	57	3	2009
Kristi L. Meints(1)(2)	52	3	2009
Warren S. Rustand(1)(3)	64	2	2008
Richard Singleton(1)(2)	71	2	2008

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

(4)	Director Nominee.

There are no other nominees for director known to the Company at this time. There are no family relationships among the current directors or executive officers of the Company.

The following is a brief summary of the background of each director and director nominee:

Steven I. Geringer has served as our director since March 2002 when we acquired Camelot Care Corporation of which Mr. Geringer was a director. He has served as a chairperson of the compensation committee of our board of directors since May 2005 and also serves as a member of the nominating and corporate governance committee. Mr. Geringer has been a private investor since 1996 and has thirty years of experience in the health care industry including senior management positions and directorships at publicly-traded and privately-held companies involved in ambulatory surgery centers, hospital management, managed care, pharmaceutical benefits management and distribution, medical devices, health care software and children’s social services programs. He served as president and chief executive officer of PCS Health Systems, Inc., one of the nation’s largest providers of managed pharmaceutical services to managed care organizations and health insurers, from June 1995 until June 1996, during which time PCS was acquired by Eli Lilly & Company. He also served as PCS’ president and chief operating officer from May 1993 until PCS’ then-parent, McKesson Corporation, acquired Clinical Pharmaceuticals, Inc., a company of which Mr. Geringer was a founder, chairman and chief executive officer. Mr. Geringer also serves as a director of Amsurg Corp., (AMSG) a Nasdaq listed ambulatory surgery center company, and chairman of its compensation committee and a member of its nominating and corporate governance committee. Mr. Geringer is also non-executive chairman of the board and director of Qualifacts Systems, Inc., a health care software provider specializing in the mental health and social services fields. Mr. Geringer received a bachelor’s degree in economics from The Wharton School of the University of Pennsylvania in 1968.

Hunter Hurst, III has served as a director since December 1996 and chairperson of the nominating and corporate governance committee of our board of directors since May 2005. Mr. Hurst has served as Director of the National Center for Juvenile Justice since its founding in 1973. The Center (NCJJ) is the leading resource for juvenile justice research and statistics in the western hemisphere. He has directed over thirty applied research studies and has authored numerous publications relating to juvenile issues. He received his bachelor’s degree in psychology and master’s degree in social work from Louisiana State University in 1960 and 1965, respectively.

Fletcher Jay McCusker has served as our chairman of the board of directors and chief executive officer since our company was founded in December 1996. Prior to founding our company, Mr. McCusker served as executive vice president of Youth Services International, Inc. (YSII), a Nasdaq listed company that provided private institutional care for at-risk youth, from July 1995 until December 1996. From September 1992 until July 1995, he served as chief executive officer of Introspect Healthcare Corporation, a large multi-state behavioral health provider. In 1983, Mr. McCusker co-founded a mental health care company, Century Healthcare, which was sold to New York Stock Exchange listed Columbia Healthcare in 1992. Mr. McCusker received a bachelor’s degree in rehabilitation from the University of Arizona in 1974 and completed the public programs graduate program without a terminal degree at Arizona State University in 1982.

Kristi L. Meints has served as our director and chairperson of the audit committee of our board of directors since August 2003. Since January 2005 and from August 1999 until September 2003, she has served as the chief financial officer of Chicago Systems Group, Inc. (CSG), a technology consulting firm based in Chicago, Illinois. From October 2003 through December 2004, she served as chief financial officer of Peter Rabbit Farms, a carrot and vegetable farming business in Southern California. From January 1998 until August 1999, she was interim chief financial officer for Cordon Corporation, a start-up services company. Ms. Meints was group finance director for Avery Dennison Corporation (AVY), a New York Stock Exchange listed company that is a multi-national manufacturer of consumer and industrial products, from March 1996 until December 1997. From February 1977 until June 1995, she held a variety of financial positions at SmithKline Beecham Corporation, including as director of finance, worldwide manufacturing animal health products; and as manager of accounting and budgets for Norden Laboratories, Inc., one of its wholly owned subsidiaries. She received a bachelor’s degree in accounting from Wayne State College in 1975 and a master’s degree in business administration from the University of Nebraska in 1984.

Warren S. Rustand has served as our director since May 2005. Since September 2005, Mr. Rustand has served as Managing Director of SC Capital Partners, an investment banking group which includes: corporate advisory services, a private equity fund, capital sourcing, with a focus on the microcap market. He was previously the CEO of Summit Capital, a firm which specializes in the development of small to midsize companies by sourcing, and structuring financial, and human capital resources for the organization. Mr. Rustand has served as a member of the Board of Directors for over 40 public, private, and not-for-profit organizations. The range of these organizations is from multibillion dollar public companies, to midsize, early stage, and startup companies. Additionally, he has been a strategic partner in Harlingwood Partners, LP, a $200 million private fund focused on leveraged build-ups and consolidations in a variety of industries ranging from business services outsourcing to healthcare and manufacturing, since December 1998. Additionally, Mr. Rustand has had a long term interest in public policy, and in 1973, was selected as a White House Fellow. During his fellowship, he served in various positions such as special assistant to the Secretary of Commerce and special assistant to the Vice President. In addition, from 1974 to 1976, he served as the appointments secretary to the President. Mr. Rustand serves as a director of TLC Vision Corporation (TLCV), a Nasdaq listed eye-care services company, and the chairman of its audit committee. He received his BA and M.Ed. at the University of Arizona in 1965 and 1972, respectively.

Richard Singleton has served as our director since March 1998. Colonel Singleton is a retired United States Army colonel having served in the Army for 30 years. He was one of the founders of Youth Services International, Inc. (YSII), a Nasdaq listed company that provided private institutional care for at-risk youth. He served as a superintendent of Boys School for the Department of Juvenile Justice State of Florida from June 1999 to July 2004. From January 1997 until June 1999, Colonel Singleton was the Regional Director of operations for Three Springs, Inc., located in Huntsville, Alabama, where he was responsible for the overall operations and management of juvenile justice facilities in the State of Georgia. Colonel Singleton received a bachelor’s degree in education from the South Carolina State University in 1958 and a master’s degree in public administration from the University of Missouri in 1972.

The following is a brief summary of the background of each executive officer who is not a director:

Michael N. Deitch, 50, a certified public accountant, has served as our chief financial officer since June 1997. He was named secretary and treasurer in October 1998. Prior to joining our company, Mr. Deitch served as director of financial controls for Crawford & Company (CRD), a New York Stock Exchange listed company specializing in health care and business claims adjusting from March 1995 to April 1997. Mr. Deitch founded and served as chief financial officer for Showtime Event Rentals, Inc., an event and party rental company from

August 1994 until March 1995. Mr. Deitch served as litigation manager for Raburn and Decosimo, CPAs, a specialized litigation and business valuation firm, from January 1991 until August 1994. Mr. Deitch served as southeast region senior financial analyst and as a senior member of the tax department for Glasrock Home Health Care, Inc., a wholly-owned subsidiary of the New York Stock Exchange listed company British Oxygen Company, now known as the BOC Group, from November 1984 until January 1991. Mr. Deitch received a bachelor’s degree in accounting from the University of Tennessee in 1979 and a master’s degree in business administration from the University of Tennessee in 1981.

Mary J. Shea, 51, has served as our executive vice president of program services since February 2003 and as president of our Arizona operations from February 1997 until February 2003. Ms. Shea served as a member of our board of directors from September 1999 to August 2003. Prior to joining our company, she was the director of case management for Introspect Healthcare Corporation, a large, multi-state behavioral health provider, from October 1995 until February 1997. Ms. Shea worked as a supervisor for the State of Arizona and the Arizona Center for Clinical Management, a managed care entity providing behavioral health services in southern Arizona, from March 1990 until September 1995. She received a bachelor’s degree in natural resources from the University of Wisconsin in 1978.

Craig A. Norris, 39, has served as our chief operating officer since April 2004 and as president, eastern division from May 1998 to March 2004. Prior to joining our company, Mr. Norris served as the chief operating officer of Parents and Children Together, Inc., a home based counseling provider from June 1994 until April 1998, which we acquired in February 1997. Mr. Norris was employed as a psychotherapist for the Arizona Department of Health from December 1992 until June 1994. Mr. Norris was a treatment coordinator for the Arizona Center for Clinical Management, a managed care behavioral health care provider for southern Arizona, from May 1992 until December 1992. Mr. Norris received a bachelor’s degree in psychology from the University of Arizona in 1989 and dual master’s degrees in counseling and organizational management from the University of Phoenix in 1993 and 1996, respectively.

Fred D. Furman, Esq., 58, has served as our executive vice president since March 2006 and our general counsel since September 2003. From August 2002 until September 2003, Mr. Furman was self-employed as a consultant. Mr. Furman was previously with PMR Corporation, a publicly traded mental health company, from March 1995 until August 2002 (when PMR merged with Psychiatric Solutions, Inc.), where he held a number of positions, including most recently, from September 1997 through August 2002, as its president and general counsel. Mr. Furman is a former partner and head of the litigation department for the Philadelphia law firm of Kleinbard, Bell & Brecker LLP. Mr. Furman received his bachelor’s degree in history from Temple University in 1969 and a juris doctorate degree from Temple University, School of Law in 1973.

CORPORATE GOVERNANCE

Independence of the Board of Directors

The Board believes that independence depends not only on our director’s individual relationships, but also on the Board’s overall attitude. Providing objective, independent judgment is at the core of the Board’s oversight function. Under our corporate governance guidelines, the Board, with the assistance of legal counsel and the Nominating and Corporate Governance Committee of the Board, uses the current standards for “independence” established by The Nasdaq Stock Market LLC, referred to in the remainder of this proxy statement as “Nasdaq”, to evaluate any material relationship a director may have with Providence to determine director independence. A director is not considered “independent” unless the Board affirmatively determines that the director has no material relationship with Providence or any subsidiary in the consolidated group. Any relationship that falls below a threshold set forth by the standards for “independence” established by Nasdaq and our corporate governance guidelines, or is not required to be disclosed under Item 404(a) of SEC Regulation S-K, is deemed to be an immaterial relationship. Our Board has affirmatively determined that all the directors are independent except for Mr. McCusker, who is employed by Providence. Messrs. Geringer and Rustand have only immaterial relationships with Providence (other than being a director and stockholder of Providence) by virtue of Mr. Geringer being a director of a company with which Providence conducts a limited amount of business and the engagement by Providence of a consultant (to administer its employee benefits plans) which employs Mr. Rustand’s son.

Communication with the Board

Stockholders may communicate with the Board, including the non-management directors, by sending a letter to an individual director or to Providence’s Board, c/o Michael N. Deitch, Corporate Secretary, The Providence Service Corporation, 5524 East Fourth Street, Tucson, Arizona 85711. In the letter, the stockholder must identify him or herself as a stockholder. The Corporate Secretary may require reasonable evidence that the communication is being made by or on behalf of a stockholder before the communication is transmitted to the individual director or to Providence’s Board. All proper stockholder communications received by Mr. Deitch will be delivered to Providence’s Audit Committee Chairperson or to the director to which such correspondence is addressed.

Meetings of the Board of Directors and Committees

The Board held eleven meetings during the 2006 fiscal year. The Audit Committee held eight meetings during the 2006 fiscal year. The Compensation Committee held six meetings during the 2006 fiscal year. The Nominating and Corporate Governance Committee held four meetings during the 2006 fiscal year. During fiscal 2006, none of the directors attended less than 75% of all of the meetings of the Board (held during the period for which he or she was a director) and the meetings of all committees of the Board on which such director served.

Members of the Board and its committees also consulted informally with management from time to time and acted at various times by written consent without a meeting during 2006. Additionally, the independent members of the Board met in executive session regularly without the presence of management.

The Board has an internal policy that all of the directors should attend the annual meeting of stockholders, absent exceptional cause. Six directors attended the 2006 annual meeting of stockholders.

Lead Director

In January 2007, the Board appointed Mr. Rustand as Lead Director. The Board has determined that the Lead Director will (i) preside at all meetings of the Board at which the Chairman is not present including executive sessions of the independent directors; (ii) respond directly to stockholder and other stakeholder questions and comments that are directed to the Lead Director or to the independent directors as a group, with such consultation with the Chairman or other directors as the Lead Director may deem appropriate; (iii) review meeting agendas and schedules for the Board; (iv) ensure personal availability for consultation and communication with independent directors and with the Chairman, as appropriate; and (v) call special meetings of the independent directors in accordance with Providence’s by-laws, as the Lead Director may deem to be appropriate.

Committees of the Board of Directors

The Board has a standing Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee is currently composed of Ms. Meints (Chairperson) and Messrs. Hurst, Rustand and Singleton. The Audit Committee is directly responsible for:

•	appointing, overseeing and compensating the work of the outside auditor;

•	reviewing Providence’s quarterly financial statements and earnings releases;

•	pre-approving all auditing services and permissible non-audit services provided by Providence’s outside auditor;

•

engaging in a dialogue with the outside auditor regarding relationships which may impact the independence of the outside auditor and being responsible for oversight of the independence of the outside auditor;

•	reviewing and approving the report of the Audit Committee to be filed with the SEC;

•	reviewing with the outside auditor the adequacy and effectiveness of the internal controls over financial reporting;

•	establishing procedures for the submission of complaints, including the submission by the Company’s employees of anonymous concerns regarding questionable accounting or auditing matters;

•

reviewing with Providence’s Chief Executive Officer and Chief Financial Officer any significant deficiencies in the design or operation of our internal controls and any fraud, whether or not material, that involves our management or other employees who have a significant role in the Providence’s internal controls;

•

reviewing and approving all transactions between Providence and any Related Person that are required to be disclosed under Item 404 of SEC Regulation S-K, or Item 404. The terms “Related Person” and “transaction” have the meanings given to such terms in Item 404, as may be amended from time to time; and

•	reviewing and assessing annually the adequacy of the Audit Committee Charter.

The Board has determined that each member of the Audit Committee is independent as defined by the applicable Nasdaq listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that Ms. Meints is an “audit committee financial expert” as defined under Item 407 of SEC Regulation S-K.

Compensation Committee

The Compensation Committee currently consists of Messrs. Geringer (Chairperson), Hurst and Singleton, and Ms. Meints. The Compensation Committee is directly responsible for:

•	reviewing and determining annually the compensation of Providence’s Chief Executive Officer and other executive officers;

•

preparing an annual report on executive compensation for inclusion in Providence’s annual proxy statement for each annual meeting of stockholders in accordance with applicable SEC rules and regulations;

•

reviewing and discussing with Providence’s management the Compensation Discussion and Analysis required by Item 402 of SEC Regulation S-K. Based on such review and discussion, determining whether to recommend to the Board that the Compensation Discussion and Analysis be included in Providence’s annual report or proxy statement for the annual meeting of stockholders;

•	approving the form of employment contracts, severance arrangements, change in control provisions and other compensatory arrangements with executive officers;

•	approving compensation programs and grants involving the use of Common Stock and other equity securities; and

•	reviewing and assessing annually, the Compensation Committee’s performance and the adequacy of the Compensation Committee Charter.

In addition, the Compensation Committee administers Providence’s 2006 Long-Term Incentive Plan.

The Board has determined that each member of the Compensation Committee is independent as defined in applicable Nasdaq listing standards.

Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee currently consists of Messrs. Hurst (Chairperson), Geringer and Rustand. The Nominating and Corporate Governance Committee is responsible for, among other things:

•	selecting the slate of nominees of directors to be proposed for election by the stockholders and recommending to the Board individuals to be considered by the Board to fill vacancies;

•	developing and implementing policies regarding corporate governance matters and recommending any desirable changes to such policies to the Board;

•	establishing criteria for selecting new directors; and

•	reviewing and assessing annually the performance of the Nominating and Corporate Governance Committee and the adequacy of the Nominating and Corporate Governance Committee Charter.

The Board has determined that each member of the Nominating and Corporate Governance Committee is independent as defined in applicable Nasdaq listing standards.

The Audit, Compensation, and Nominating and Corporate Governance Committees are each governed by a written charter approved by the Board. A copy of each committee’s charter is available on our website at www.provcorp.com under “Investor Information”. Providence intends to disclose any amendments to these charters required by the SEC or listing standards of Nasdaq at the same location on our website.

Director Nomination Process

Director Qualifications

Nominees for director will be selected on the basis of outstanding achievement in their careers and other factors including: broad experience; education; whether they are independent under applicable Nasdaq listing standards and the SEC rules; financial expertise; integrity; financial integrity; ability to make independent, analytical inquiries; understanding of the business environment; experience in the social services industry and knowledge about the issues affecting the social services industry; and willingness to devote adequate time to Board and committee duties. The proposed nominee should also be free of conflicts of interest that could prevent such nominee from acting in the best interest of Providence and our stockholders. Additional special criteria apply to directors being considered to serve on a particular committee of the Board. For example, members of the Audit Committee must meet additional standards of independence and have the ability to read and understand Providence’s financial statements.

Director Nominee Selection Process

In the case of an incumbent director whose term of office expires, the Nominating and Corporate Governance Committee reviews such director’s service to Providence during the past term, including, but not limited to, the number of Board and committee meetings attended, as applicable, quality of participation and whether the candidate continues to meet the general qualifications for a director outlined above, including the director’s independence, as well as any special qualifications required for membership on any committees on which such director serves. In the case of a new director candidate, the selection process for director candidates includes the following steps:

•	identification of director candidates by the Nominating and Corporate Governance Committee based upon suggestions from current directors and executives and recommendations received from stockholders;

•	possible engagement of a director search firm;

•	interviews of candidates by the Nominating and Corporate Governance Committee;

•	reports to the Board by the Nominating and Corporate Governance Committee on the selection process;

•	recommendations by the Nominating and Corporate Governance Committee; and

•	formal nominations by the Board for inclusion in the slate of directors at the annual meeting.

The Nominating and Corporate Governance Committee will consider properly submitted stockholder recommendations for director candidates. Director candidates recommended by stockholders are given the same consideration as candidates suggested by directors and executive officers. The Nominating and Corporate Governance Committee has the sole authority to select, or to recommend to the Board, the nominees to be considered for election as a director. The officer presiding over the stockholders meeting, in such officer’s sole and absolute discretion, may reject any nomination not made in accordance with the procedures outlined in this Proxy Statement and Providence’s amended and restated bylaws. Under Providence’s amended and restated bylaws, a stockholder who desires to nominate directors for election at our stockholders meeting must comply with the procedures summarized below. Providence’s bylaws are available, at no cost, at the SEC’s website, www.sec.gov, as Exhibit 3.2 to Providence’s Registration Statement on Form S-1 filed with the SEC in June 2004 or upon the stockholder’s written request directed to the Corporate Secretary at the address given below. See “–Stockholder Nominations” below for a description of the procedures that must be followed to nominate a director.

Stockholder Nominations

According to Providence’s amended and restated bylaws, nominations by stockholders for directors to be elected at a meeting of stockholders which have not previously been approved by the Board must be submitted to the Secretary of the Corporation at 5524 East Fourth Street, Tucson, Arizona 85711 in writing, either by personal delivery, nationally-recognized express mail or United States mail, postage prepaid, at 5524 East Fourth Street, Tucson, Arizona 85711, not later than (i) the latest date upon which stockholder proposals must be submitted to Providence for inclusion in our proxy statement relating to such meeting pursuant to Rule 14a-8 under the Exchange Act or other applicable rules or regulations under the federal securities laws or, if no such rules apply, at least 90 days prior to the date one year from the date of the immediately preceding annual meeting of stockholders, and (ii) with respect to an election to be held at a special meeting of stockholders, 30 days prior to the printing of Providence’s proxy materials with respect to such meeting or if no proxy materials are being distributed to stockholders, at least the close of business on the fifth day following the date on which notice of such meeting is first given to stockholders. Each nomination is required to set forth:

•	the name and address of the stockholder making the nomination and the person or persons nominated;

•

a representation that the stockholder is a holder of record of capital stock of Providence entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to vote for the person or persons nominated;

•

a description of all arrangements and understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination was made by the stockholder;

•

such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Board; and

•	the consent of each nominee to serve as a director of Providence if so elected.

All nominations that are late will be rejected by Providence.

Compensation of Non-Employee Directors

As compensation for their service as directors of Providence for 2006, each non-employee member of the Board received the following:

		Non-Employee Director Compensation
		January 1, 2006 to June 30, 2006	July 1, 2006 to December 31, 2006
Annual stipend	(1)	$10,000	$15,000
Each Board meeting attended in person:
Day 1		$3,500	$2,500
Day 2		$—	$3,500
Each telephonic meeting of the Board participated in		$1,000	$1,500
Each committee meeting of which such non-employee member of the Board is a member that is not held the same day as a Board meeting:
Attended in person	(2)	$1,000	$1,500
Participated in by telephone	(3)(4)	$1,000	$1,000

(1)	Except for the Audit Committee Chair who received a $30,000 annual stipend.

(2)	Except for the Audit Committee Chair who received a total stipend of $2,500 and other Board committee chairs who each received a total stipend of $2,000 for each committee meeting attended in person effective July 1, 2006 to December 31, 2006.

(3)	Except for the Audit Committee Chair who received a total stipend of $2,500 for each committee meeting participated in by telephone effective July 1, 2006 to December 31, 2006.

(4)	Payment of the stipend for each committee meeting participated in by telephone was at the discretion of the committee’s chair effective July 1, 2006 to December 31, 2006.

In 2006, Messrs. Geringer, Hurst, Rustand and Singleton and Ms. Meints received $41,500, $51,500, $45,500 and $48,500 and $74,400, respectively, for attending committee meetings and meetings of the Board. Additionally, members of the Board are reimbursed for reasonable expenses incurred in connection with attending meetings of the Board and of committees of the Board.

2006 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards (1) ($)	Total ($)
Steven I. Geringer*	41,500	30,950	72,450
Hunter Hurst, III*	51,500	30,950	82,450
Kristi L. Meints*	74,400	30,950	105,350
Warren S. Rustand**	45,500	30,950	76,450
Richard Singleton	48,500	30,950	79,450

(1)

For services to be rendered in 2006, each non-employee director was awarded an option to purchase 10,000 shares of Common Stock on December 6, 2005 under our 2003 Stock Option Plan in lieu of receiving the award in January 2006. On December 29, 2005 the vesting of all unvested options then outstanding, including those options awarded to non-employee directors, was accelerated. These options were ten year options to purchase shares of Common Stock under our 2003 Stock Option Plan with an exercise price equal to the closing market price of Common Stock on the date of grant. The amounts shown in this column represent stock-based compensation we would have expensed in 2006 under Statement of Financial Accounting Standards No. 123R “Share-Based Payment”, or SFAS 123R, absent the acceleration.

*	Committee Chair

**	Lead Director

Effective January 1, 2007, each non-employee member of the Board, as compensation for their service as directors of Providence, receives a $50,000 annual stipend, except for the Audit Committee Chair who receives an $80,000 annual stipend, the Lead Director who receives a $75,000 annual stipend, and the Chairs of the Compensation Committee and Nominating and Corporate Governance Committee who each receive $60,000 annual stipends. Payment of the annual stipends is made on a monthly basis following each month of service. No additional payments are made to non-employee members for participation in the Board and committee meetings.

Each non-employee member then serving on the first business day of each January receives 2,000 shares of restricted stock, and a ten year option to purchase 10,000 shares of Common Stock under our 2006 Long-Term Incentive Plan with an exercise price equal to the closing market price of Common Stock on the date of grant. All awards vest in three equal installments on the first, second and third anniversaries of the date of grant.

The following tables sets forth the number of options to purchase shares of Common Stock and the associated exercise price, and the number of shares of restricted stock each non-employee director had as of April 11, 2007.

	Number of stock options
Exercise Price	Steve Geringer	Hunter Hurst III	Kristi Meints	Warren Rustand	Richard Singleton
$ 3.50	—	—	—	—	2,858
$ 4.73	—	—	—	—	4,287
$ 7.00	—	—	1,429	—	1,429
$17.13	10,000	—	10,000	—	10,000
$18.99	—	—	—	—	—
$20.30	10,000	—	30,000	—	10,000
$24.08	—	—	—	10,000	—
$24.59	10,000	10,000	10,000	10,000	10,000
$28.47	10,000	10,000	10,000	10,000	10,000

Total	40,000	20,000	61,429	30,000	48,574

	Number of shares of restricted stock
Fair Value (1)	Steve Geringer	Hunter Hurst III	Kristi Meints	Warren Rustand	Richard Singleton
$24.59	2,000	2,000	2,000	2,000	2,000

(1)	Fair value per share as calculated under SFAS 123R.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than ten percent of a registered class of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Providence. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Providence with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to Providence and written representations that no other reports were required, we believe that all Section 16(a) executive officers, directors and greater than ten percent beneficial stockholders complied with applicable Section 16(a) requirements during the year ended December 31, 2006.

Certain Relationships and Related Transactions

All of our directors and officers complete a Director and Officer Questionnaire at the beginning of each year, in which they are asked to disclose family relationships and other related party transactions. Our Audit Committee must review and approve all related person transactions, as defined in Item 404 of SEC Regulation S-K. In examining related party transactions, our Audit Committee, considers whether our directors, officers, holders of more than five percent of our voting stock, or any immediate family members of the foregoing persons and any other persons whom the Audit Committee determines to be related parties, have a conflict of interest where an individual may have a private interest which interferes with or appears to interfere with our interests. In determining whether to approve or ratify a related party transaction the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable to us than terms generally available to us from an unaffiliated third-party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. Any transaction which is deemed to be a related party transaction requires the approval, initially by a majority of the non-interested Audit Committee members, and finally by a majority of the non-interested Board members. Our Audit Committee’s procedures for reviewing related party transactions are not in writing.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Geringer, Hurst and Singleton, and Ms. Meints. No person who served as a member of the Compensation Committee during the fiscal year ended December 31, 2006 was a current or former officer or employee or engaged in certain transactions with us, required to be disclosed by regulations of the SEC. There were no compensation committee “interlocks” during the fiscal year ended December 31, 2006, which generally means that none of Providence’s executive officers served as a director or member of the compensation committee of another entity, one of whose executive officers served as Providence’s director or member of our Compensation Committee.

Transaction with Mr. McCusker, Providence’s Chief Executive Officer

Beginning in 2004, Providence began using a twin propeller KingAir airplane operated by Las Montanas Aviation, LLC for business travel purposes on an as needed basis. Las Montanas Aviation, LLC is owned by Mr. McCusker. Providence reimburses Las Montanas Aviation, LLC for the actual cost of use currently equal to $1,100 per flight hour. For the years ended December 31, 2004, 2005 and 2006, Providence reimbursed Las Montanas Aviation, LLC approximately $12,800, $52,000 and $149,000, respectively, for use of the airplane for business travel purposes. Of the total amount paid to Las Montanas Aviation, LLC for the year ended December 31, 2006, approximately $109,000 was related to the follow-on offering of the Company’s common stock completed in April 2006.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

The Audit Committee of the Board consists of Messrs. Hurst, Rustand and Singleton and Ms. Meints. Ms. Meints is the Chairperson of the Audit Committee.

The Audit Committee operates under a written charter adopted by the Board, a copy of which is available on the Company’s website at www.provcorp.com under “Investor Information”.

The Audit Committee has reviewed and discussed with management its assessment and report on the effectiveness of Providence’s internal control over financial reporting as of December 31, 2006, which it made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework. The Audit Committee has also reviewed and discussed with M&P, the independent registered public accounting firm, its attestation report on management’s assessment of internal control over financial reporting and its review and report on Providence’s control over financial reporting. Providence published these reports in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

The Audit Committee has reviewed and discussed with management and M&P the audited consolidated financial statements of Providence for the fiscal year ended December 31, 2006. Management represented to the Audit Committee that Providence’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States. The Audit Committee also discussed with representatives of M&P the matters required to be discussed by Statement on Auditing Standards 61, as amended, “Communication with Audit Committees.”

The Audit Committee received the written disclosures and the confirming letter from M&P required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with M&P its independence from Providence.

Based on these reviews and discussions and in reliance thereon, the Audit Committee recommended to the Board that the audited financial statements be included in Providence’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which was filed with the SEC on March 16, 2007.

The Audit Committee

Kristi L. Meints (Chairperson)	Hunter Hurst, III	Warren Rustand

Richard Singleton

The Audit Committee of the Board has appointed M&P as the Company’s independent registered public accounting firm to audit its consolidated financial statements for the fiscal year ending December 31, 2007. Although action by the stockholders on this matter is not required, the Audit Committee believes it is appropriate to seek stockholder ratification of the appointment of independent registered public accounting firm to provide a forum for stockholders to express their views with regard to the Audit Committee’s appointment. If the stockholders do not ratify the appointment of M&P, the selection of independent registered public accounting firms may be reconsidered by the Audit Committee; provided, however, that the Audit Committee retains the right to continue to engage M&P. Notwithstanding the ratification of M&P as the Company’s independent registered public accounting firm for the year ending December 31, 2007, the Audit Committee retains the right to replace M&P at any time without stockholder approval. The Company has been advised that representatives of M&P will be present at the Annual Meeting with the opportunity to make a statement if the representatives desire to do so. It is expected that the representatives will be available to respond to appropriate questions.

The Board recommends that you vote “FOR” approval of Proposal 2.

INDEPENDENT PUBLIC ACCOUNTANTS

The Company’s independent public accountant for the fiscal year ended December 31, 2006, was the firm of M&P. The Audit Committee of the Board of Directors has appointed M&P as the Company’s independent auditor for 2007.

Independent Auditor Fee Information

Fees for professional services provided by M&P, the Company’s independent registered public accounting firm, for the fiscal years ended December 31, 2006 and 2005 in each of the following categories were:

	Fiscal Year Ended December 31,
	2006	2005
Audit fees	$592,000	$641,000
Audit related fees	$207,000	$220,000
Tax fees	$—	$—
All other fees	$—	$—

Total	$799,000	$861,000

Audit Fees. Audit fees consisted of amounts incurred for services performed in association with the annual financial statement audit (including required quarterly reviews), the audit of the Company’s internal control over financial reporting, and other procedures normally required by the independent auditor in order to be able to form an opinion on the Company’s consolidated financial statements. Other procedures included consultations relating to the audit or quarterly reviews, and services performed by M&P in connection with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings, such as comfort letters provided to the Company’s underwriters.

Audit Related Fees. Audit related fees consisted of amounts incurred for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent registered public accounting firm. Audit related services included due diligence related to mergers and acquisitions, and accounting consultations and audits in connection with acquisitions.

Tax Fees. No tax fees were incurred during the periods presented.

All Other Fees. No other fees were incurred during the periods presented.

The Audit Committee has considered and determined that the services provided by M&P are compatible with M&P maintaining its independence.

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee pre-approved all audit services provided to the Company by M&P in fiscal year 2006. No non-audit services were provided by M&P in fiscal year 2006.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee of the Board operates under a written charter and is comprised entirely of directors meeting the independence requirements of Nasdaq listing requirements. The Board established this committee to discharge the Board’s responsibilities relating to compensation of the Company’s chief executive officer and each of the Company’s other executive officers. The Compensation Committee has overall responsibility for decisions relating to all compensation plans, policies, and benefit programs as they affect the chief executive officer and other executive officers.

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2007 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2007 Proxy Statement.

The Compensation Committee

Steven I. Geringer (Chairperson)	Hunter Hurst, III	Kristi Meints

Richard Singleton

Compensation Discussion and Analysis

Principles and Objectives of Executive Compensation Program

The objective of the executive compensation program is to provide compensation that will attract and retain superior executive talent through a base salary, annual and quarterly incentive payments and equity based compensation, support the achievement of the goals contained in Providence’s annual internal business plan by linking a portion of the executive officer’s compensation to the achievement of such goals, and enhance stockholder value by the use of equity based compensation to further align the interests of the executive officers with those of our stockholders.

Both management and the Compensation Committee recognize the importance of maintaining sound principles for the development and administration of compensation and benefit programs. The Compensation Committee believes that our executive compensation program provides an overall level of compensation opportunity that is competitive to that offered within our industry. Actual compensation levels may be greater or less than competitive levels based on surveys that are reviewed by the Compensation Committee.

The Compensation Committee intends to continue its strategy of compensating executives through programs that emphasize performance-based incentive compensation. A portion of executive compensation is tied directly to the performance of Providence and is designed to help ensure that there is an alignment between executive compensation and short and long-term performance of Providence and between Providence’s actual performance and its budget.

Elements of Executive Compensation

In line with its compensation philosophy, Providence’s executive compensation program is comprised of base salary, annual and quarterly incentive compensation, long-term incentive compensation in the form of equity based compensation, group medical benefits, participation in the 401(k) plan and perquisites. In determining the level of base salary, annual and quarterly incentive compensation and equity based compensation for executive officers, the Compensation Committee reviews the recommendations made by the Chief Executive Officer with respect to subordinate executive officers, reviews surveys of compensation data for comparable companies prepared by an independent consultant and uses its discretion to set compensation for individual executive officers, including the Chief Executive Officer, at levels where, in its judgment, external, internal or individual circumstances warrant.

The Compensation Committee has the authority under its charter to retain compensation consultants to assist the committee. In accordance with this authority, the Compensation Committee has engaged Rodeghero Consulting Group, Inc. (“RCG”) as its independent outside compensation consultant to advise it on matters related to chief executive officer and other executive officer compensation. RCG reports directly to the Compensation Committee and does not provide any other services to Providence or advise management, and only interacts with management with the express permission of the Compensation Committee. In 2006, the Compensation Committee referred primarily to the nine companies identified below (referred to as the “Peer Group”) for purposes of benchmarking the compensation of our executive officers, as recommended by RCG. The Peer Group consists of competitors for business and talent and companies of comparable size in the United States with median revenue approximating Providence’s 2005 revenue.

• Res-Care, Inc	• Odyssey Healthcare, Inc.
• Maximus, Inc.	• Psychiatric Solutions, Inc.
• Cornell Companies, Inc.	• VistaCare, Inc.
• Magellan Health Services, Inc.	• Centene Corp.
• Molina Healthcare, Inc.

The Compensation Committee compares the companies’ executive compensation programs as a whole, and also compares the pay of individual executives if the jobs are sufficiently similar to make the comparison meaningful. The Compensation Committee uses the market data to ensure that the executive compensation as a whole is appropriately competitive, given Providence’s performance.

Information from the Peer Group is used to validate data from other surveys, but it is not the sole benchmark used to set compensation for the executive officers. Target total compensation of executive officers of Providence, including the Chief Executive Officer, is determined after reviewing the executive’s performance, long-term potential, responsibilities and experience within the context of the market data. In addition to these factors, Providence also considers internal comparisons of pay within the executive group.

The Committee takes into account the estimated accounting (pro forma expense) and the tax impact of all material changes to the executive compensation program and discusses such matters periodically during the year. Generally, an accounting expense is accrued over the relevant service period for the particular pay element (generally equal to the performance period) and Providence realizes a tax deduction upon the payment to the executive.

Base Salary

Base salaries are an important element of compensation and are used to provide a fixed amount of compensation for the executive’s regular work. The base salaries of executive officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary are based on an evaluation of the individual’s performance and level of pay compared to comparable companies pay levels for similar positions. Base salaries are targeted to the median competitive data for cash compensation.

The effective date of merit increases typically is April 1st of each year. Increases in base salaries are based upon individual performance after taking into account the amount Providence has budgeted for the year for potential merit increases in executive base salaries. Base salary increases can also occur upon promotion.

Annual and Quarterly Incentive Compensation

Annual and quarterly incentive compensation may be awarded to executive officers in the form of cash bonuses. The purpose of such cash bonuses is to provide a direct financial incentive to the executives to achieve the annual and quarterly goals of Providence as set forth in the beginning of the year in the annual and quarterly plans. In 2006, the following measures were taken into consideration by the Compensation Committee in evaluating the payment of cash bonuses:

1.	performance of Providence in comparison to its budget for the fiscal year which is determined by the various divisional executive directors and approved by the Board at the beginning of the fiscal year;

2.	change in net income compared to the prior fiscal year; and

3.	individual performance.

Each Named Executive Officer was eligible to receive a bonus under the Annual Incentive Compensation Plan (the “Annual Plan”). The Annual Plan was designed as a team bonus and would have been triggered if Providence had met or exceeded its budgeted net income and earnings per share for fiscal 2006 (calculated after giving effect to any bonuses accrued under the Annual Plan and the Quarterly Incentive Bonus Plan). Individuals of the bonus team were eligible to receive a cash bonus as follows: (1) if net income and earnings per share would have exceeded budgeted target amounts by 1% to 5%, the cash bonus payable to each individual would have been 25% of the individual’s 2006 base salary; and (2) if net income and earnings per share would have exceeded budgeted target amounts by more than 5%, the cash bonus payable to each individual would have been 50% of the individual’s 2006 base salary. No bonuses were awarded to any Named Executive Officer in 2006 under this plan.

Each Named Executive Officer is eligible to receive a bonus under the Quarterly Incentive Bonus Plan (the “Quarterly Plan”). The Quarterly Plan is designed as a team bonus and is triggered if Providence meets or exceeds its budgeted net income and earnings per share for each quarter during its fiscal year (calculated after giving effect to any bonuses accrued under the Quarterly Plan and the Annual Plan). Individuals of the bonus team are eligible to receive a cash bonus of $5,000 for each quarter the bonus is triggered under the Quarterly Plan. The total annual amount each individual of the bonus team may receive under the Quarterly Plan is $20,000. For 2006, each executive officer received $10,000 under this plan.

In addition to amounts paid under the Quarterly Plan, Messrs. Deitch, Chief Financial Officer, Furman, Executive Vice President and General Counsel and Norris, Chief Operating Officer, each received a discretionary non-plan cash bonus of $5,000 on April 28, 2006 in recognition of their individual performance related to our underwritten follow-on offering of Common Stock completed in April 2006.

To further align executive compensation with executive officer performance and enhance Providence’s overall performance and investment value, the Compensation Committee is evaluating alternative annual incentive compensation programs to award executives for Providence achieving or exceeding its net income and earnings per share goals as approved by the Board for the fiscal year 2007 as well as for individual participation. The alternative annual compensation programs under consideration may include cash bonuses based on a sliding scale measure of net income and earnings per share achievements as compared to Providence’s annual goals which are approved by the Board. The amount of any cash bonuses paid to executives may be based upon the level of performance achieved during the fiscal year, financial position of Providence, prevailing market rates in our industry, companies of comparable size and the Compensation Committee’s judgment of the executives’ individual performance.

Equity Based Compensation

Providence historically provided stock based compensation under its 1997 Stock Option and Incentive Plan (the “1997 Plan”) and 2003 Stock Option Plan (the “2003 Plan”) to employees, non-employee directors and consultants. The Board believes that the 1997 Plan and 2003 Plan have contributed significantly to the success of Providence by enabling it to attract and retain the services of employees, including executive officers, directors and consultants of exceptional ability. Because the success of Providence is largely dependent upon the judgment, interest and special efforts of these employees, directors, consultants and advisors, Providence endeavors to continue to provide stock based incentive awards to recruit, motivate and retain these individuals. Accordingly, on May 25, 2006, Providence’s stockholders, upon recommendation of the Board, approved The Providence Service Corporation 2006 Long-Term Incentive Plan (the “2006 Plan”). Upon stockholder approval of the 2006 Plan, Providence replaced the 1997 Plan and 2003 Plan with the 2006 Plan. While all awards outstanding under the 1997 Plan and 2003 Plan will remain in effect in accordance with their terms, no additional grants or awards will be made under either plan.

The 2006 Plan is intended to advance the interests of Providence and its stockholders by providing for the grant of stock-based and other incentive awards to enhance Providence’s ability to attract and retain employees, directors, consultants, advisors and others who are in a position to make contributions to the success of Providence and any entity in which it owns, directly or indirectly, 50% or more of the outstanding capital stock as determined by aggregate voting rights or other voting interests and encourage such persons to take into account the long-term interests of Providence and its stockholders through ownership of Common Stock or securities with value tied to Common Stock. To achieve this purpose, the 2006 Plan allows the flexibility to grant or award stock options, stock appreciation rights, restricted stock, unrestricted stock, stock units including restricted stock units and performance awards to eligible persons.

Stock Options

Stock option awards granted under the 1997 Plan, 2003 Plan and 2006 Plan are generally ten year options granted at fair market value on the date of grant with time based vesting over a period determined at the time the options are granted, ranging from one to four years (which is equal to the requisite service period). Providence does not intend to pay dividends on unexercised options. In addition, these stock options are subject to accelerated vesting provisions if there is a change of control as defined in the respective plan. New shares of Providence’s common stock are issued when the options are exercised. No options were awarded to executive officers in 2006.

Restricted Stock

On June 19, 2006, Mr. Deitch received 35,000 shares of restricted stock as part of his long-term incentive award for 2006. On January 24, 2007, Messrs. Furman and Norris were each awarded 35,000 shares of restricted stock as part of their long-term incentive award for 2006. Awards were made at a level calculated to be competitive within Providence’s industry based on reviews of industry surveys. Mr. Deitch’s award of restricted stock will vest in equal installments on the first, second and third anniversary of the grant date. Messrs. Furman’s and Norris’ award of restricted stock will vest in equal installments on June 19, 2007, 2008 and 2009.

Policy Regarding the Timing of Equity Award Grants

Since 2004, the Compensation Committee has made grants of stock options (including non-qualified and incentive stock options under existing equity plans) and, since the adoption of the 2006 Plan, has made grants of restricted stock to executive officers and employees eligible to receive equity awards in January each year in conjunction with annual performance assessments and the determination of salary adjustments. Although the Compensation Committee made its decisions regarding the number of stock options and restricted stock shares to be awarded to executive officers prior to the public release of financial results for the quarter and full year then most recently ended, the Compensation Committee made its decisions without regard to the effects that the release of Providence’s financial results might have had on its stock price. Moreover, the exercise price of the options awarded was not known until after the close of regular trading on the Nasdaq on the day the

Compensation Committee met, as the exercise price per share for option awards was equal to the closing market price of Common Stock on the date of grant.

In addition to the annual grants of stock options and restricted stock that typically are made in January of each year to the non-employee members of the Board (and executive officers throughout the year), such equity awards may be granted at other times during the year to new hires and employees receiving a promotion and in other special circumstances. Providence’s policy is that only the Compensation Committee may make such grants to persons subject to the reporting requirements of Section 16 under the Exchange Act (“Section 16 Officers”). The Compensation Committee has delegated the authority to the chief executive officer to make grants to non-Section 16 Officers, subject to guidelines established by the Compensation Committee throughout any given year.

Group Medical Benefits and Participation in 401(k) Plan

Providence provides the executive officers with certain group life, health, medical and other non-cash benefits generally available to all salaried employees. For Messrs. McCusker, Dover, Deitch, Furman and Norris, Providence also paid for the premiums of certain health and dental benefits for their family and additional disability and life insurance premiums on their behalf, which are not available to all salaried employees.

Providence provides matching contributions under its retirement savings plan equal to 10% up to $400 for each executive officer. The matching contribution is generally available to all salaried employees.

More detail on Providence’s group medical benefits and participation by the Named Executive Officers in Providence’s 401(k) plan may be found in the footnotes to the Summary Compensation Table.

Perquisites

Providence provides certain perquisites to its executive officers. These perquisites provide flexibility to the executives and increase travel efficiencies, allowing more productive use of executive time, in turn allowing greater focus on company-related activities. More detail on these perquisites may be found in the narrative following the Summary Compensation Table.

Discussion of 2006 Compensation for the Chief Executive Officer

In determining the compensation for Mr. McCusker, the Chief Executive Officer, the Compensation Committee considered his existing compensation arrangements, compensation levels of other social services companies and the compensation levels of companies of comparable size. For 2006, the Compensation Committee made the determination that the annual compensation for the Chief Executive Officer be $300,000 effective April 1, 2006.

No equity based compensation was awarded to Mr. McCusker in 2006.

Stock Ownership Guidelines for Directors and Executive Officers

Providence does not set stock ownership guidelines for directors and executive officers.

Employment Arrangements and Agreements

On March 22, 2007, Providence entered into separate employment agreements with Messrs. McCusker, Deitch, Furman, and Norris. The employment agreements for Messrs. McCusker, Deitch and Norris are based upon the initial employment agreements entered into with them, which agreements have expired. This is the first employment agreement with Mr. Furman.

The agreement with each of these executive officers is for an initial term of three years. Each agreement will automatically renew for additional one year terms unless written notice of non-renewal is provided by either party at least six months prior to the end of the current term. The employment agreements include provisions for compensation for each executive officer, severance in the event of termination of employment under certain circumstances, a payment in the event of a Change in Control and restrictive covenants.

Under the employment agreements the annual base salary for each executive officer was set at an amount equal to the rate of base salaries paid to the executive officers at the end of 2006. At the end of 2006 the annual base salaries rates for Messrs. McCusker, Norris, Deitch and Furman were $300,000, $265,000, $245,000 and $245,000, respectively. The annual base salary paid to each executive officer will be reviewed at least annually by the Board and the Compensation Committee or other applicable committee of the Board in accordance with the compensation polices and guidelines of Providence then in effect, and may be modified as a result of such review at the sole discretion of the Board and/or the committee. In addition to an annual base salary during the term of the agreement, each executive officer is eligible to participate in any bonus plans or incentive compensation programs, if any, as may be in effect from time to time, at a level consistent with his or her position and with Providence’s then current policies and practices.

Each executive officer covered by an employment agreement is eligible to receive a severance benefit equal to one and one half times the executive officer’s base salary upon executing a general release in favor of Providence in the event of a termination of the executive officer either by the Company without Cause, or by the executive officer for Good Reason (each as defined in such executive’s employment agreement).

Certain payment provisions of the employment agreements are also triggered by a “Change in Control,” which is defined in the employment agreements but which generally means a change in the ownership of effective control or in the ownership of a substantial portion of the assets of the Company. The benefit for Mr. McCusker, in the case of a Change in Control, would be a payment in an amount equal to three times the average of his annual W-2 compensation from Providence for the most recent five taxable years ending before the date on which the Change in Control occurs, but not in excess of the amount specified in the Internal Revenue Code of 1986 Section 162(m)(1) or any successor Internal Revenue Code Section thereto. The agreements for Messrs. Deitch, Furman and Norris provide that the executive officer would receive a benefit in an amount equal to two times the average of his annual W-2 compensation from Providence for the most recent five taxable years ending before the date on which the Change in Control occurs subject to the same Internal Revenue Code Section 162(m)(1) limitation described above.

The agreements contain restrictive covenants providing for the employee’s non-competition, non-solicitation/non-piracy and non-disclosure. The term of the non-competition and non-solicitation covenants is for a period that includes the term of the employment agreement and any renewal periods, and for a period of 18 months after the employment agreement is terminated for any reason.

Policy on Restitution

It is the Board’s policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, Providence will seek to recover any amount determined to have been inappropriately received by the individual executive.

Limitation on the Company’s Deduction

Section 162(m) of the Internal Revenue Code will generally limit Providence’s federal income tax deduction for compensation paid in any year to its Chief Executive Officer and its four highest paid executive officers to $1,000,000, to the extent that such compensation is not “performance based.” Under Treasury regulations, a stock option will, in general, qualify as “performance based” compensation if it (i) has an exercise price of not less than the fair market value of the underlying stock on the date of grant, (ii) is granted under a plan that limits the number of shares for which stock options may be granted to an employee during a specified period, which plan is approved by a majority of the stockholders entitled to vote thereon, and (iii) is granted and administered by a compensation committee consisting solely of at least two outside directors (as defined in Section 162(m)). If a stock option awarded to an executive referred to above is not “performance based”, the amount that would otherwise be deductible by Providence in respect of such stock option will be disallowed to the extent that the executive’s aggregate non-performance based compensation paid in the relevant year exceeds $1,000,000. The maximum number of shares of Common Stock for which stock options may be granted to any person in any fiscal year and the maximum number of shares of Common Stock subject to SARs granted to any person in any fiscal year will each be 800,000 under the 2006 Plan. The maximum number of shares subject to other awards granted to any person in any fiscal year will be 800,000. The foregoing provisions will be construed in a manner consistent with Section 162(m). Performance awards that are intended to qualify as performance-based for purposes of Section 162(m) of the Internal Revenue Code other than a stock option or SAR, will be construed to the maximum extent permitted by law in a manner consistent with qualifying the award for the performance-based compensation exception under Section 162(m) of the Internal Revenue Code.

Executive Compensation Tables

The following table sets forth certain information with respect to compensation paid by Providence for services rendered in all capacities to Providence and its subsidiaries during the fiscal year ended December 31, 2006 to (1) the Chief Executive Officer of Providence, (2) the Chief Financial Officer of Providence and (3) each of the four other most highly compensated executive officers of Providence whose salary and bonus exceeded $100,000 during the fiscal year ended December 31, 2006 (the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary (1) ($)	Bonus (2) ($)	Stock Awards (3) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation (5) ($)	All Other Compensation (6) (7) ($)	Total ($)
Fletcher Jay McCusker	2006	285,417	—	—	—	10,000	35,080	330,497
Chairman and Chief Executive Officer

Craig A. Norris	2006	246,041	5,000	—	—	10,000	18,073	279,114
Chief Operating Officer

Michael N. Deitch	2006	230,417	5,000	165,966	—	10,000	22,693	434,076
Chief Financial Officer

Fred D. Furman	2006	230,417	5,000	—	—	10,000	43,267	288,684
Executive Vice President and General Counsel

William Boyd Dover(8)	2006	101,250	—	—	—	10,000	36,925	148,175
President

Mary J. Shea	2006	176,167	—	—	—	10,000	11,721	197,888
Executive Vice President of Program Services

(1)	Includes amounts deferred under Providence’s 401(k) plan.

(2)	Messrs. Deitch, Furman and Norris each received a cash bonus of $5,000 on April 28, 2006 in recognition of their individual performance related to Providence’s underwritten follow-on offering of Common Stock completed in April 2006.

(3)	This column shows the amount Providence has expensed during 2006 under SFAS 123R for all outstanding restricted stock. Additional information regarding the size of the awards is set forth in the notes to the “Grants of Plan-Based Awards” and “Outstanding Equity Awards” tables. These award fair values have been determined based on the assumptions set forth in Providence’s Annual Report on Form 10-K for the year ended December 31, 2006 (Note 12, Stock-Based Compensation Arrangements). Notwithstanding the requirements of SFAS 123R for calculating fair value of stock awards, Item 402 of Regulation S-K, as amended, requires that the Company disclose compensation cost of stock awards excluding an estimate of forfeitures related to service-based vesting conditions. Thus, the fair value of the stock award to Mr. Deitch assumes that he will perform the requisite service to vest in the award.

(4)

No options were granted to the Named Executive Officers in 2006. With respect to awards granted in previous fiscal years, no compensation cost was recognized in fiscal year 2006 under SFAS 123R for these options because the vesting dates of all unvested options outstanding under the 1997 Plan and 2003 Plan as of December 29, 2005 were accelerated. The purpose of accelerating the vesting of outstanding unvested options was to enable Providence to avoid recognizing stock-based compensation expense related to options granted prior to December 29, 2006 in future periods as a result of the adoption of SFAS 123R on January 1, 2006.

(5)	The amounts in this column reflect the cash incentive awards made to the Named Executive Officers under the Quarterly Plan. See related discussion in the “Compensation Discussion and Analysis” section above.

(6)	Providence provides the Named Executive Officers with certain group life, health, medical and other non-cash benefits generally available to all salaried employees and not included in this column pursuant to SEC rules. For Messrs. McCusker, Norris, Deitch, Furman, Dover and Ms. Shea, Providence also paid for the premiums of certain health and dental benefits for their family and additional disability and life insurance for each Named Executive Officer, which are not available to all salaried employees and are included in this column. The amounts in this column include the following:

•

Health, dental, life and disability insurance premiums that Providence paid on behalf of Messrs. McCusker, Norris, Deitch, Furman, Dover and Ms. Shea in the following amounts for the year ended December 31, 2006, respectively: $18,425, $15,873, $17,628, $13,034, $12,862 and $9,971.

•

Matching contributions by Providence under its retirement savings plan were made on behalf of Messrs. Norris, Deitch, Furman, Dover and Ms. Shea in the amount of $400 each for the year ended December 31, 2006.

•

Insurance premiums under an insurance plan that Providence provides for Mr. McCusker with coverage of up to $500,000. Providence paid $14,505 in premiums on this policy on behalf of Mr. McCusker in the year ended December 31, 2006.

(7)	In addition to amounts disclosed in note (6) above, this column also includes perquisites which are described below under the subheading “Perquisites”.

(8)	Mr. Dover’s salary was reduced from $190,000 to $120,000, effective April 1, 2006 pursuant to his impending resignation as Providence’s President effective July 1, 2006. On July 1, 2006, Mr. Dover relinquished his position as Providence’s President, but continued to be an employee of Providence with a annual salary of $60,000.

Perquisites

The following table summarizes the incremental value of perquisites for the Named Executive Officers, included in “All Other Compensation” column of the Summary Compensation Table.

2006 Incremental Cost of Perquisites Provided to Named Executive Officers

	Car Usage (1) ($)	Company Apartment (2) ($)	Travel (3) ($)	Other (4) ($)	Total ($)
Fletcher Jay McCusker	—	—	—	2,150	2,150
Chaiman and Chief Executive Officer

Craig A. Norris	—	—	—	1,800	1,800
Chief Operating Officer

Michael N. Deitch	4,415	—	—	250	4,665
Chief Financial Officer

Fred D. Furman	—	17,803	11,830	200	29,833
Executive Vice President and General Counsel

William Boyd Dover	—	21,000	—	2,663	23,663
President

Mary J. Shea	—	—	—	1,350	1,350
Executive Vice President of Program Services

(1)	The incremental cost to Providence for personal use of a Company car is calculated as a portion of the annual lease, and the fuel and maintenance attributable to the personal use.

(2)	Mr. Dover worked in Florida during 2006 and maintained his primary residency outside of Florida. Included in All Other Compensation for Mr. Dover for the year ended December 31, 2006, are payments for expenses related to the cost to maintain a secondary residency in Florida through June 30, 2006. No further expenses were incurred by Providence under this arrangement for the remainder of 2006. Providence values this benefit based on the actual cost incurred to maintain a secondary residency in Florida. Mr. Furman resides and works outside of Arizona, but regularly commutes to our headquarters in Arizona. Included in All Other Compensation for Mr. Furman for the year ended December 31, 2006, are payments for expenses related to the cost to maintain an apartment for Mr. Furman when he works at our headquarters. Providence values this benefit based on the actual cost incurred to maintain an apartment for Mr. Furman in Arizona.

(3)	For the year ended December 31, 2006, Providence paid $11,606 related to transportation and $224 for other miscellaneous expenses for Mr. Furman to commute to the corporate office. Providence values this benefit based on the actual cost incurred for Mr. Furman to commute from his primary state of residency to Providence’s corporate office.

(4)	Amounts in this column represent a per diem allowance of $50 per day to the Named Executive Officers while they are traveling for business purposes.

2006 Grants of Plan Based Awards Table

The following Grants of Plan Based Awards table provides additional information about stock and option awards and non-equity incentive plan awards granted to the Named Executive Officers during the year ended December 31, 2006. Providence does not have thresholds or maximums with respect to its equity incentive plans and has therefore omitted the corresponding columns. The compensation plans under which the grants in the following table were made are described under the subheadings entitled “Annual and Quarterly Incentive Compensation” and “Equity Based Compensation” in the Compensation Discussion and Analysis section.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2) (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Fletcher Jay McCusker	(1)	5,000	20,000	20,000	—	—

Craig A. Norris	(1)	5,000	20,000	20,000	—	—

Michael N. Deitch	06/19/06	—	—	—	35,000	928,900
	(1)	5,000	20,000	20,000	—	—

Fred D. Furman	(1)	5,000	20,000	20,000	—	—

Mary J. Shea	(1)	5,000	20,000	20,000	—	—

(1)	Amounts represent the threshold (minimum amount payable if the performance criteria for any individual fiscal quarter is met), target (payment made if the performance criteria is met for all four fiscal quarters) and maximum payouts under the Quarterly Plan for the year ended December 31, 2006 performance period. The actual amounts earned by the Named Executive Officers in 2006 under the Quarterly Plan is set forth under the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. No amounts were earned or paid in 2006 under the Annual Plan. The Compensation Committee is evaluating alternative annual and quarterly incentive compensation programs to award executives for achieving or exceeding Providence’s net income and earnings per share goals as approved by the Board for the fiscal year 2007.

(2)	The amounts shown in this column represent Restricted Stock Awards granted on June 19, 2006. The SFAS 123R value of these awards is $26.54 per share.

Outstanding Equity Awards at December 31, 2006

The following table reflects the equity awards granted by Providence to the Named Executive Officers that remain outstanding at December 31, 2006:

	Option Awards (1)			Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Fletcher Jay McCusker
2/16/2005	50,000	20.62	2/16/2015	—	—	—	—
12/6/2005	20,000	28.47	12/6/2015	—	—	—	—

Craig A. Norris
2/16/2005	20,000	20.62	2/16/2015	—	—	—	—
12/6/2005	20,000	28.47	12/6/2015	—	—	—	—

Michael N. Deitch
7/26/2004	10,000	19.56	7/26/2014	—	—	—	—
2/16/2005	25,000	20.62	2/16/2015	—	—	—	—
12/6/2005	20,000	28.47	12/6/2015
6/19/2006	—	—	—	35,000	879,550	35,000	879,550

Fred D. Furman
9/10/2003	38,446	13.44	9/10/2013	—	—	—	—
2/16/2005	25,000	20.62	2/16/2015	—	—	—	—
12/6/2005	20,000	28.47	12/6/2015	—	—	—	—

William Boyd Dover
12/6/2005	20,000	28.47	12/6/2015	—	—	—	—

Mary J. Shea
2/16/2005	10,000	20.62	2/16/2015	—	—	—	—
12/6/2005	5,000	28.47	12/6/2015	—	—	—	—

(1)	On December 6, 2005, the Board, upon recommendation of the Compensation Committee, approved the acceleration of the vesting dates of all unvested stock options previously awarded to eligible employees, directors and consultants, including stock options granted to the Named Executive Officers and non-employee directors effective December 29, 2005: provided the option holder was actively an employee, director or consultant of Providence on December 29, 2005. All other terms of the stock options previously awarded remained the same.

(2)	Restricted stock vests in accordance with the schedule below.

Grant Date	Vesting
6/19/2006	1/3 per year beginning on the anniversary of the grant

2006 Option Exercises and Stock Vesting Table

The following Option Exercises and Stock Vesting table provides additional information about the value realized by the Named Executive Officers on option award exercises and stock award vesting during the year ended December 31, 2006. No awards of restricted stock vested during 2006 and, therefore, the corresponding columns have been omitted.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Fletcher Jay McCusker	—	—
Craig A. Norris	25,000	346,500
Michael N. Deitch	—	—
Fred D. Furman	39,554	764,781
William Boyd Dover	18,572	375,946
Mary J. Shea	11,429	337,588

Estimated Benefits Upon Termination or a Change in Control

As noted in the Compensation Discussion and Analysis under the subheading “Employment Arrangements and Agreements”, we entered into separate employment agreements with Messrs. McCusker, Deitch, Furman, and Norris on March 22, 2007 (the “Employment Agreements”). The Employment Agreements provide for severance payments to each executive officer in the event of termination of employment under certain circumstances and a payment in the event of a Change in Control (as defined in the agreements).

Under the Employment Agreements, a Change in Control is defined with reference to the definition of that term in the 2006 Plan and refers to an event or events, in which:

•

any “person” as defined in Sections 13(d) and 14(d) of the Exchange Act (other than (i) Providence or our subsidiaries, (ii) any fiduciary holding securities under an employee benefit plan of Providence or our subsidiaries, or (iii) any company owned by stockholders of Providence), is or becomes the “beneficial owner” of 25% or more of our voting outstanding securities;

•

our stockholders approve certain (i) mergers or consolidations as more specifically described in the Employment Agreements, (ii) our complete liquidation or (iii) the sale or disposition of all or substantially all of our assets; or

•	a majority of our directors are replaced in certain circumstances during any period of two consecutive years.

The receipt of the payments and benefits to the executive officers under their Employment Agreements with Providence are generally conditioned upon their complying with non-competition, non-solicitation/non-piracy and non-disclosure provisions. By the terms of such agreements, the executives acknowledge that a breach of some or all of the covenants described therein will entitle us to injunctive relief restraining the commission or continuance of any such breach, in addition to any other available remedies.

Severance Payments

The table below includes a description and the amount of estimated payments and benefits that would be provided by us (or our successor) to each of the executive officers under each Employment Agreement, assuming that such agreements had been in effect and the termination circumstance occurred on December 31, 2006, but a Change in Control had not occurred:

Estimated Amount of Termination Payment to:
Type of Payment	Termination Event	Fletcher Jay McCusker	Michael N. Deitch	Fred D. Furman	Craig A. Norris
Payment of accrued but unused vacation time	Termination for Cause, death or disability	None	None	None	None

Lump sum severance payment	Termination without Cause or by executive for Good Reason	$450,000	$367,500	$367,500	$397,500

Pro rata portion of Bonuses	Death or disablitity	None	None	None	None

Continued coverage under medical, dental, hospitalization and life insurance plans	Death, termination without Cause, or termination by executive for Good Reason	None	None	None	None

Change in Control Payments

In the event of a Change in Control of Providence, Mr. McCusker is entitled to receive a lump sum payment equal to $1.00 less than three times his average annual W-2 compensation from Providence for the most recent five taxable years ending before the date on which the Change in Control occurs, but not in excess of the amount specified in the Internal Revenue Code Section 162(m)(1) or any successor Internal Revenue Code Section. The Employment Agreements for Messrs. Deitch, Furman and Norris provide that the executive officer would receive a benefit in an amount equal to two times the average of his annual W-2 compensation from Providence for the most recent five taxable years ending before the date on which the Change in Control occurs subject to the same Internal Revenue Code Section 162(m)(1) limitation indicated above. The lump sum payment will be paid to the executive officer upon the closing of the transaction causing the Change in Control. Upon a Change in Control all of the executive officers also are entitled to an accelerated vesting and payment of stock options and restricted stock awards granted to that executive officer. However, if the sum of any lump payments, the value of any accelerated vesting of stock options and restricted stock awards, and the value of any other benefits payable to the executive officer, would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code), then such lump sum payment or other benefit will be reduced to the largest amount that will not result in receipt by the executive officer of a parachute payment.

The following table quantifies the estimated maximum amount of payments and benefits under the Employment Agreements (assuming that they had been in effect as of December 31, 2006) and agreements relating to awards granted under our 2006 Plan to which the executive officers would be entitled upon termination of employment if we terminated their employment without cause following a Change in Control of Providence that occurred on December 31, 2006.

Name	Change in Control Payment ($)	Value of Accelerated Vesting of Equity Awards (1) ($)	Total Termination Benefits (2) ($)
Fletcher Jay McCusker	$640,990	$—	$640,990
Michael N. Deitch	$311,557	$217,571	$529,128
Fred D. Furman	$465,121	$—	$465,121
Craig A. Norris	$329,900	$—	$329,900

(1)	This amount represents the unrealized value of the unvested portion of the respective executive officer’s restricted stock based upon the closing price of Common Stock of $25.13 on December 29, 2006 and was calculated in accordance with Section 280G of the Internal Revenue Code and the regulations promulgated thereunder.

(2)	No value has been assigned to any provisions of the Employment Agreements that remain in force following the Change in Control (e.g. non-compete provisions). Depending upon the value assigned to those provisions (which could be treated as post-Change in Control compensation), Mr. Deitch’s Change in Control payment could be increased to as much as $352,754.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2006 with respect to Providence’s equity based compensation plans.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	( c ) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)(2)	1,063,030	$21.68	712,000
Equity compensation plans not approved by security holders	—	—	—

Total	1,063,030	$21.68	712,000

(1)	Column (a) and (b) include the following:

•	1,005,530 shares issuable upon exercise of outstanding stock options

•	57,500 shares of restricted stock issuable under the 2006 Plan. Since these awards have no exercise price, they are not included in the weighted-average exercise price calculation in column (b).

(2)	The number of shares shown in column (c) represents the number of shares available for issuance pursuant to stock options and awards that could be granted in the future under the 2006 Plan. No additional stock options may be granted under the 1997 and 2003 Plans.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Pursuant to the proxy rules promulgated under the Exchange Act, Company stockholders are notified that the deadline for providing the Company with timely notice of any stockholder proposal to be submitted within and outside of the Rule 14a-8 process for consideration at the Company’s Annual Meeting to be held in 2008 (the “2008 Annual Meeting”) will be December 22, 2007. As to all such matters which the Company does not have notice on or prior to December 22, 2007, discretionary authority shall be granted to the persons designated in the Company’s proxy related to the 2008 Annual Meeting to vote on such proposal.

A stockholder proposal for the 2008 Annual Meeting must be submitted to the Company at its principal executive offices located at 5524 East Fourth Street, Tucson, Arizona 85711 by December 22, 2007 to receive consideration for inclusion in the Company’s proxy materials relating to the 2008 Annual Meeting. Any such proposal must also comply with the proxy rules under the Exchange Act, including Rule 14a-8 and applicable requirements set forth in the Company’s bylaws.

OTHER MATTERS

The Company is not presently aware of any matters (other than procedural matters) that will be brought before the Annual Meeting which are not reflected in the attached Notice of the Annual Meeting. The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Annual Meeting: (i) matters which the Company did not receive notice by December 26, 2006 were to be presented at the Annual Meeting; (ii) the election of any person to any office for which a bona fide nominee named in this Proxy Statement is unable to serve or for good cause will not serve; (iii) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rules 14a-8 or 14a-9 under the Exchange Act; (iv) the approval of the minutes of the prior meeting if such approval does not amount to ratification of the action taken at that meeting; and (v) matters incident to the conduct of the Annual Meeting. In connection with such matters, the persons named in the enclosed proxy will vote in accordance with their best judgment.

ADDITIONAL INFORMATION

A copy of the Company’s 2006 Annual Report to Stockholders is being mailed to each stockholder with this Proxy Statement, which includes a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 as filed with the SEC. The Annual Report to Stockholders is not a part of the proxy solicitation materials.

The Company files reports and other information with the SEC. Copies of these documents may be obtained at the SEC’s public reference room in Washington, D.C. The Company’s SEC filings are also available on the SEC’s web site at http://www.sec.gov. Stockholders may also request additional copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, without charge except for exhibits to the report, by writing the Company’s Corporate Secretary at 5524 East Fourth Street, Tucson, Arizona 85711.

HOUSEHOLDING

In order to reduce printing costs and postage fees, the Company has adopted the process called “householding” for mailing its annual report and proxy statement to “street name holders,” which refers to stockholders whose shares are held in a stock brokerage account or by a bank or other nominee. This means that street name holders who share the same last name and address will receive only one copy of the Company’s annual report and proxy statement, unless the Company receives contrary instructions from a street name holder at that address. The Company will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the Company’s proxy statement and annual report at the same address, you may obtain additional copies by writing to the Company’s Corporate Secretary at 5524 East Fourth Street, Tucson, Arizona 85711 or by calling (520) 747-6600. Eligible stockholders of record receiving multiple copies of the annual report and proxy statement can request householding by contacting the Company in the same manner.

On behalf of the Board of Directors

Fletcher Jay McCusker
Chairman of the Board and Chief Executive Officer

April 20, 2007

Tucson, Arizona

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THE PROVIDENCE SERVICE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS - May 24, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

THE PROVIDENCE SERVICE CORPORATION

The undersigned, a stockholder of The Providence Service Corporation (the “Company”), hereby constitutes and appoints Michael N. Deitch and Katherine Blute, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders to be held on May 24, 2007 (the “Annual Meeting”), and any adjournments or postponements thereof, and to vote and represent all of the shares of the Company which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS TO THE CONTRARY ARE INDICATED, THE PROXY AGENTS INTEND TO VOTE “FOR ALL” OF THE NOMINEES FOR DIRECTOR AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF MCGLADREY & PULLEN, LLP, AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007. WITH RESPECT TO SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, SAID PROXY IS AUTHORIZED TO VOTE IN ACCORDANCE WITH ITS BEST JUDGMENT.

THE PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR, IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED BY THIS PROXY. DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY AS TO CERTAIN MATTERS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

THE PROVIDENCE SERVICE CORPORATION 5524 E. Fourth Street Tucson, AZ 85711

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by The Providence Service Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Providence Service Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PRVSV1	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE PROVIDENCE SERVICE CORPORATION

1.      To elect two Class 1 directors to each serve for a three year term until the 2010 annual meeting of stockholders and until their respective successors have been duly elected and qualified, as more fully described in the accompanying Proxy Statement.

		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for a nominee, mark “FOR ALL EXCEPT” and write the nominee’s number on the line below.

Nominees:	01) Steven I. Geringer and 02) Hunter Hurst, III

					For	Against	Abstain

2.      To ratify the appointment of McGladrey & Pullen, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007, as more fully described in the accompanying proxy statement.

					☐	☐	☐

3. To transact such other business as may properly come before the Annual Meeting or any of its adjournments or postponements.

The undersigned hereby acknowledges receipt of the Company’s Annual Report to Stockholders, Notice of the Company’s 2007 Annual Meeting of Stockholders and the Proxy Statement relating thereto.

IMPORTANT: Please sign name exactly as it appears on the certificate(s), indicating any official position or representative capacity. If shares are registered in more than one name, all owners must sign. Please date this proxy.

Please sign, date and return promptly in the enclosed envelope, which requires no postage if mailed in the United States.

	SIGNATURE [PLEASE SIGN WITHIN BOX]	Date		SIGNATURE (JOINT OWNERS)			Date